Exhibit 99

                                                                                                                  Company Contact:
                                                                                                                 CHARLES E. TRIANO
                                                                                                                  Vice President-Investor Relations
                                                                                                                 Forest Laboratories, Inc.
                                                                                                                 909 Third Avenue
                                                                                                                 New York, NY 10022
                                                                                                                 (212) 224-6714
                                                                                                                 charles.triano@frx.com

FOREST LABORATORIES, INC. REPORTS FISCAL FIRST QUARTER 2008 EARNINGS PER SHARE OF $0.83

NEW YORK, July 17, 2007 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that fully diluted earnings per share equaled $0.83 in the first quarter of fiscal 2008. Reported earnings included an $8.9 million (after tax) charge for stock option expense in accordance with Statement of Financial Accounting Standard 123R. Reported earnings per share in the June 2006 quarter were $0.62.

Revenues for the quarter increased 14% to $928,274,000 from $816,338,000 in the year-ago period.
Net revenues were comprised of net sales, which increased 11% to $842,616,000 from $758,768,000 in the prior year. Sales in the quarter included $552,313,000 for Lexapro® (escitalopram oxalate), our SSRI for the treatment of depression and anxiety in adults, an increase of 9% from last year. Namenda®, our NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease, recorded sales of $191,719,000 during the quarter, growth of 27% from last year. Also included in net revenues was other income of $85,658,000 which includes contract revenue of $52,543,000 from the Benicar®* (olmesartan medoxomil) co-promotion agreement, an increase of 26%. The remaining component of other income was principally interest income, which totaled $26,738,000.

Net income in the current quarter increased 34% to $268,162,000 from $200,607,000 in the first quarter of the prior fiscal year. Selling, general and administrative expense increased 7% to $261,328,000. Research and development spending decreased 2% to $136,908,000 compared to the year-ago period and included product milestone development expenses totaling approximately $28,500,000 made to three different partner companies. In the year-ago period, research and development spending included an upfront payment of $60,000,000 to Almirall for the U.S. rights to aclidinium (LAS34273), a compound being investigated for the treatment of chronic obstructive pulmonary disease.

Fully diluted shares outstanding at June 30, 2007 were 321,921,000, a reduction of approximately 4 million shares compared to the year-ago period due mainly to the Company’s share repurchase program. During the just-completed quarter, the Company repurchased approximately 1.8 million shares leaving an additional 12.9 million shares available for repurchase under the existing program, which has no expiration date.

Fiscal 2008 Guidance

The Company continues to expect that reported fully diluted earnings per share for the fiscal year ending March 31, 2008 will be in a range of $3.05 to $3.15. Included in this projection is the expectation by the Company that selling, general and administrative expenses will grow somewhat more than originally planned due to the earlier than planned timing of a new drug application (NDA) for milnacipran for the treatment of fibromyalgia based on positive phase three study results. Also factored into the guidance is the Company’s small reduction in projected product milestone payments due to DIAS-2 clinical study results for desmoteplase in the treatment of acute ischemic stroke not achieving the pre-defined endpoint. The Company has also increased its projected tax rate for the fiscal year to 22% from 21% based on the mix of revenues and expenses allocated to its key tax jurisdictions: the U.S. and Ireland. This increase is also factored into the Company’s projected earnings per share guidance of $3.05 to $3.15.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: "We are pleased with the financial performance of the Company reported this quarter which continues our meaningful level of earnings per share growth as well as development spending in support of a significant number of ongoing product development initiatives. During the quarter the Company reported positive results from a phase three clinical study examining milnacipran in the treatment of fibromyalgia and also reported that results for desmoteplase in the treatment of acute ischemic stroke did not meet the predefined endpoint."

Mr. Solomon continued: "We currently have a new drug application under FDA review for nebivolol, a new generation beta blocker, for the indication of hypertension. Nebivolol has already received an approvable letter from the FDA and we expect the FDA to complete its review of that new drug application by the end of the calendar year. In addition, Forest currently has four compounds in phase three studies either currently enrolling patients or having completed patient enrollment. We also intend to submit a new drug application for milnacipran for fibromyalgia based upon the recently completed phase three study and an earlier phase three study. We also expect to receive results from a Phase II proof of concept study for RGH-188, an atypical antipsychotic, in the treatment of schizophrenia later this year.

We continue to allocate a significant level of resources to support our active business development programs. We are considered a desirable U.S. development and marketing partner by companies around the world and therefore we currently have many development opportunities in all stages of review or negotiation. I would expect that Forest will be in a position to solidify some of these opportunities during the remainder of the fiscal year."

Forest will host a conference call at 10:00 AM EDT today to discuss the results. The conference call will be webcast live beginning at 10:00 AM EDT on the Company’s website at www.frx.com and also on the website www.streetevents.com. Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call. A replay of the conference call will be available until July 31, 2007 at both websites and also by dialing (800) 642-1687 (US or Canada) or +1 706 645-9291 (International). Conference ID: 6328788.

About Forest Laboratories and Its Products

Forest Laboratories (www.frx.com) is a US-based pharmaceutical company dedicated to identifying, developing, and delivering products that make a positive difference in peoples’ lives. Forest Laboratories’ growing product line includes Lexapro® (escitalopram oxalate), an SSRI indicated for adults for the initial and maintenance treatment of major depressive disorder and for generalized anxiety disorder; Namenda® (memantine HCl), an N-methyl-D-aspartate (NMDA)-receptor antagonist indicated for the treatment of moderate to severe Alzheimer’s disease; Benicar®* (olmesartan medoxomil), an angiotensin receptor blocker, and Benicar* HCT® (olmesartan medoxomil-hydrochlorothiazide), an angiotensin receptor blocker and diuretic combination product, each indicated for the treatment of hypertension; and Campral®* (acamprosate calcium), indicated in combination with psychosocial support for the maintenance of abstinence from alcohol in patients with alcohol dependence who are abstinent at treatment initiation.

*Benicar is a registered trademark of Daiichi Sankyo, and Campral is a registered trademark of Merck Santé s.a.s., subsidiary of Merck KGaA, Darmstadt, Germany.

Except for the historical information contained herein, this release contains "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products and the risk factors listed from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

Source: Forest Laboratories, Inc.

* * * * *

FOREST LABORATORIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

(In thousands, except per share amounts)	Three Months Ended June 30,
	2007	2006
Revenues:
Net sales	$842,616	$758,768
Contract revenue	53,377	42,662
Interest income	26,738	14,653
Other income	5,543	255
Net revenues	928,274	816,338

Costs and expenses: Cost of goods sold	186,240	175,685
Selling, general and administrative	261,328	244,383
Research and development	136,908	139,082
	584,476	559,150

Income before income tax expense	343,798	257,188

Income tax expense	75,636	56,581

Net income	$268,162	$200,607
	=======	=======
Net income per common and common
equivalent share:

Basic	$0.84	$0.62
	====	====
Diluted	$0.83	$0.62
	====	====
Weighted average number of common and common equivalent shares outstanding:

Basic	319,580	321,503
	======	======
Diluted	321,921	325,915
	======	======